SCHEDULE 14A INFORMATION

                            PROXY STATEMENT PURSUANT
             TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

|x| Filed by the Registrant

|_| Filed by a Party Other than the Registrant

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2)
|x| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             HelpMate Robotics Inc.
                (Name of Registrant as Specified in its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|x| No Fee Required

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


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      (2)   Aggregate number of securities to which transaction applies:


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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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      (4)   Proposed maximum aggregate value of transaction:


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      (5)   Total fee paid:


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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify
    the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date off its filing.

      (1)   Amount Previously Paid:


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      (2)   Form, Schedule or Registration Statement No.:


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      (3)   Filing Party:


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      (4)   Date Filed:


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

                             HELPMATE ROBOTICS INC.
                                Shelter Rock Lane
                           Danbury, Connecticut 06810

              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 18, 1998

               ---------------------------------------------------

      The 1998 Annual Meeting of the Shareholders of HelpMate Robotics Inc. will be held at the Company's headquarters, Shelter Rock Lane, Danbury, Connecticut on Thursday, June 18, 1998 at 10:00 a.m. for the following purposes:

1.    To elect five (5) directors for a term to expire at the 1999 Annual
      Meeting.

2. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 1998.

3. To consider and vote upon a proposal to amend the Amended and Restated 1995 Stock Option Plan in order to increase the number of shares for which options may be granted thereunder from 500,000 to 700,000 (as described in the attached Proxy Statement).

4. To act upon any and all matters incident to the foregoing and transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

The proposals to be acted upon at the meeting is further described in detail in the attached Proxy Statement. Only shareholders of record at the close of business on May 6, 1998 (the "Record Date") will be entitled to notice of and to vote at the meeting and any adjournments or postponement thereof.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. ACCORDINGLY, YOU ARE ENCOURAGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

By Order of the Board of Directors,

Prudence Shepard
Assistant Secretary
May 22, 1998

                             HELPMATE ROBOTICS INC.
                                Shelter Rock Lane
                           Danbury, Connecticut 06810
                                 (203) 798-8988

                                 PROXY STATEMENT

Introduction

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of HelpMate Robotics Inc., a Connecticut corporation (the "Company"). Proxies are being solicited for use at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Thursday, June 18, 1998, at the offices of the Company, Shelter Rock Lane, Danbury, Connecticut 06810, and for all adjournments and postponements thereof (the "Annual Meeting").

Only shareholders of record (the "Shareholders") as of the close of business on May 6, 1998, the record date for the Special Meeting (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 12,045,719 shares of the Company's Common Stock were outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

The Notice of Annual Meeting, this proxy statement, and the accompanying proxy are first being mailed on or about May 22, 1998 to shareholders of record as of the close of business on the Record Date.

You can ensure that your shares are voted at the Annual Meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 in writing or by executing a subsequent proxy, which revokes any previously executed proxy or by voting in person at the meeting.

The Company's principal executive offices are located at Shelter Rock Lane, Danbury, Connecticut, 06810.

Voting of Proxies and Outstanding Voting Securities

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted for proposals 1, 2 and 3. Abstentions, broker non-votes or in the case of proposal 1 only, instructions on the accompanying proxy card to withhold authority to vote for the nominated directors will result in such proposal receiving fewer votes. An affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to approve all three proposals. The total shares issued and outstanding at the close of business on the Record Date was 12,045,719 shares of Common Stock, each share of which is entitled to one vote. If no direction is made proxies will be voted for the election of directors as set forth below, in favor


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

of the ratification of the appointment of the independent auditors and for the approval of the amendment to the Amended and Restated 1995 Stock Option Plan as set forth below.

Information Concerning Solicitation and Voting

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for all other matters. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the Annual Meeting, but will have the effect of a negative vote on Proposals 1, 2 and 3 however, since the Company's certificate of incorporation requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote in order to approve an action.

Shareholders are encouraged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting with respect to a proposal is not specified in an executed proxy received by the Company, the proxy will be voted FOR approval of such proposal. Sending in a signed proxy will not affect a Shareholder's right to attend the meeting and vote in person. Any Shareholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy may be revoked at any time before it is exercised by the Shareholder's delivering a written instrument of revocation to the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. A Shareholder may also revoke the proxy by presenting at the Annual Meeting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked. Finally, a proxy may be revoked if the Shareholder is present at the Annual Meeting and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

The expense of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with Shareholders by directors, officers and other employees of the Company who will not receive additional compensation for the solicitation.

The Board does not intend to present any matters for a vote at the meeting except for Proposals 1, 2 and 3 described in this Proxy Statement. The persons named in the proxy will, however, have discretionary voting authority regarding any other business that may properly come before the Annual Meeting.

Information About Certain Beneficial Owners of Common Stock

The following table sets forth information based upon the Company's records and Securities and Exchange Commission filings with respect to each executive officer, each director and nominee for director, each person known to be a beneficial owner of more than 5% of the Common Stock of the Corporation and all executive officers and directors as a group as of May 12, 1998. Under the rules and regulations of the Securities and Exchange Commission, a person is deemed to own beneficially all securities of which that person owns or shares voting or investment power as well as all securities which may be acquired through the exercise of currently available conversion, warrant or option rights. Unless otherwise indicated, each such person possesses sole voting and investment power with respect to the shares owned by him.

                                                 Address                          Shares             Percent
                                                 -------                          ------             -------
Connecticut Financial            c/o Prospect Street Connecticut Capital Inc.    1,014,188             8.42%
Developments, LP                 250 Park Avenue, 17th Floor
                                 New York, NY  10177

Transitions Two                  c/o Landmark Partners Inc.                        467,593             3.86%
Limited Partnership(2)           760 Hopmeadow Street
                                 Simsbury, CT  06070

Robert Gault(3)                  91 Shelby Street                                  806,060             6.58%
                                 Eminence, KY 40019

Gabriel Kaplan(4)                9551 Hidden Valley Road                         1,209,090             9.79%
                                 Beverly Hills, CA 90210

Joseph F. Engelberger(5)         HelpMate Robotics Inc.                          2,045,605            16.28%
                                 Shelter Rock Lane
                                 Danbury, CT  06810

Thomas K. Sweeny(6)              HelpMate Robotics Inc.                            484,488             3.79%
                                 Shelter Rock Lane
                                 Danbury, CT  06810

Joseph G. Cote(7)                Prospect Street Connecticut Capital Inc.                0                 0
                                 Exchange Place, 37th Floor
                                 Boston, MA  02109

John F. Barry(7)                 Prospect Street Connecticut Capital Inc.                0                 0
                                 250 Park Avenue, 17th Floor
                                 New York, NY  10177

Theodore Sall(8)                 47 Lake View Drive                                 13,000               (9)
                                 Old Tappan, NJ  07675

Sheldon Sandler(8)               11131 Taylor Court                                 10,000               (9)
                                 Lawrenceville, NJ  08648

All Directors and Executive
Officers as a
Group(5)(6)(7)(8)                                                                2,553,093            20.07%

----------
(1) Does not include beneficial ownership of securities of Connecticut Innovations Incorporated, 999 West Street, Rocky Hill, CT 06067, including securities to be issued as described under the heading "Certain Relationships and Related Transactions -- CII Restructuring." Does not include beneficial ownership of securities of the Boston Group LLP, 545 Madison Avenue, 14th Floor, New York, NY 10022, including securities to be issued as described under the heading "Certain Relationships and Related Transactions -- Transactions Related to the Private Placement."
(2)   Includes warrants to purchase 57,326 shares.
(3)   Includes warrants to purchase 200,000 shares.
(4)   Includes warrants to purchase 300,000 shares.
(5) Includes 72,589 shares of common stock owned by Mr. Engelberger's wife, Margaret Engelberger, but does not include shares beneficially owned by Mr. Engelberger's adult children or his brother. Also includes 311,616 shares and warrants to purchase 119,500 shares owned by the Joseph F. Engelberger Foundation. Also includes warrants to purchase 326,361 shares, and options to purchase 71,052 shares.
(6) Includes options to purchase 72,522 shares and warrants to purchase 62,649 shares.
(7) Does not include shares beneficially owned by his employer, Prospect Street Connecticut Capital Inc.
(8)   Includes options to purchase 10,000 shares owned by such person.

(9)   Less than one percent.

Certain Relationships and Related Transactions

Transactions Related to the Private Placement

The securities owned by Messrs. Gault and Kaplan as indicated on the beneficial ownership table above were acquired as part of a private placement (the "Private Placement") of Units consisting of a convertible notes and warrants which was concluded in February 1998. On April 26, 1998, the convertible notes were converted into shares of the Company's Common Stock.

In consideration for its services to the Company in connection with the Private Placement, the Boston Group, LP will be issued a warrant expiring December 31, 2001 to purchase up to approximately 2,400,000 shares of Common Stock at an exercise price of $.33 per share. The number of warrant shares will be determined as of the close of the transactions with Connecticut Innovations, Incorporated ("CII") described below, and will be based upon, among other things, the gross proceeds of the Private Placement, and the dollar amount of certain payables and other creditor payments liquidated, including to CII described herein. In addition, the Company also paid the Boston Group, LP commissions and a non-accountable expense allowance in connection with the Private Placement in the amount of $191,000.

In November, 1997, Brookehill Equities, Inc. ("Brookehill") made a demand loan to the Company in the amount of $150,000, as evidenced by a note bearing interest at a rate of fifteen percent (15%) per annum. The Company has subsequently repaid this loan. In consideration of this loan, in January 1998, the Company issued to Brookehill warrants expiring December 31, 2001 to purchase 25,000 shares of Common Stock at an exercise price of $.33 per share.

Transactions Involving Company Management

In November 1997, the Company's Chairman and director, Joseph F. Engelberger, (and a foundation established by Mr. Engelberger), made a demand loan to the Company in the amount of $150,000. Mr. Engelberger is the Company's co-founder, its Chairman, and a director. In exchange for that loan, the Company issued two demand notes bearing interest at a rate of fifteen percent (15%) per annum (collectively the "1997 Engelberger Note"). In consideration for this loan, in January 1998, the Company issued to Mr. Engelberger (and the foundation) warrants expiring December 31, 2001 to purchase collectively 25,000 shares of Common Stock at an exercise price of $.33 per share. In January 1998, the 1997 Engelberger Note was converted into 467,424 shares of the Company's Common Stock at a rate of one share of Common Stock for every $.33 of principal and interest outstanding under the 1997 Engelberger Note. In consideration of Mr. Engelberger's agreement to convert the 1997 Engelberger Note, the Company issued to Mr. Engelberger warrants expiring December 31, 2001 to purchase 154,250 shares of Common Stock at an exercise price of $.33 per share.

The Company was also indebted to Mr. Engelberger pursuant to a term note dated May 26, 1995 bearing interest at a rate of 10% per annum ("1995 Engelberger Note"). The 1995 Engelberger Note required payments of interest only for one year, and then equal payments of principal and interest for 48 months, through June, 2000. Pursuant to an agreement made in January 1998, the 1995 Engelberger Note was converted in April 1998 into 534,552 shares of the Company's Common Stock. In addition, the Company issued to Mr. Engelberger warrants expiring December 31, 2001 to purchase 176,402 shares of Common Stock at an exercise price of $.33 per share for each dollar of indebtedness liquidated.

In July 1997, the Company's President and director, Thomas K. Sweeny, made a demand loan to the Company in the amount of $60,000 evidenced by a note bearing interest at a rate of eight and one-half percent (8.5%) per annum. In January 1998, that note was converted into 189,845 shares of the Company's Common Stock at a rate of one share of Common Stock for every $.33 of principal and interest outstanding thereunder. In consideration of Mr. Sweeny's agreement to convert that note, the Company issued to Mr. Sweeny warrants expiring December 31, 2001 to purchase 62,649 shares of Common Stock at an exercise price of $.33 per share.

CII Restructuring

In January 1998, the Company reached an agreement in principle with CII, a security- holder and creditor of the Company, pursuant to which CII has agreed to convert the Company's loan indebtedness and certain accrued royalty payments to CII into shares of Common Stock and warrants to purchase Common Stock, and to accept shares of Common Stock and warrants in lieu of certain royalty payments which may come due during the calendar year 1998.

The Company's loan indebtedness to CII is evidenced by a note dated June 14, 1995 ("CII Note") bearing interest at a rate of 10% per annum. The CII Note requires payments of interest only for one year, and then equal payments of principal and interest for 48 months, through June, 2000, and is secured by a security interest in all of the Company's intellectual property relating the HelpMate in the North and South American markets. As of January 31, 1998, the outstanding principal and interest due under the CII Loan was $454,545. Under the CII loan agreements, the Company is also required, among other things, to retain its principal place of business and a majority of its employees and operations in the State of Connecticut ("Connecticut Presence Requirements") until June, 2001.

The Company also has certain royalty obligations to CII under a Development Agreement dated December 29, 1986, pursuant to which CII reimbursed the Company for certain development costs related to the HelpMate robotics courier system ("Sponsored Products"). Under the Development Agreement, the Company must pay royalties to CII equal to (i) a specified percentage ("Company Percentage Rate") of the Company's net sales of Sponsored Products, (ii) fifty percent of license fees paid to the Company under licenses granting to third parties the rights to produce or sell the Sponsored Products, and (iii) fifty percent of any royalties received by the Company on net sales of Sponsored Products by third-party licensees of the Company. During the two-year period ending February 1998 ("Reduced Royalty Term"), the Company Percentage Rate was equal to the greater of (i) one and one-half percent of the net sales of Sponsored Products or (ii) twenty percent (20%) of the Company's pre-tax profits (but in no event more than five percent of net sales of Sponsored Products). After February 1998, the Company Percentage Rate increases to five percent of the Company's net sales of Sponsored Products. Subject to the satisfaction of certain conditions, at the expiration of the Reduced Royalty Term, the Company will be credited with an additional $300,000 in royalty payments against the Royalty Threshold described below. The Company must pay royalties at the rate described above until the total royalties paid or credited have aggregated $2,205,000 ("Royalty Threshold"). Once royalties paid or credited have reached the Royalty Threshold, the Company must thereafter pay royalties for a period equal to the period of time taken to reach the Royalty Threshold except that the Company Percentage Rate during that period would be reduced to one-half of one percent. Royalties payable only to the extent that sales and license fees are realized. Through December 31, 1997, the Company has paid approximately $265,000 in royalties to CII.

CII has agreed to convert the outstanding indebtedness under the CII Note and royalty payments accrued under the Development Agreement through December 31, 1997 into shares of the Company's Common Stock and such amounts will be liquidated at the rate of one share of Common Stock for each $.33 of indebtedness and royalty liquidated. In addition, the Company will issue to CII warrants expiring December 31, 2001 ("CII Warrants") exercisable for shares of Common Stock at an exercise price of $.33 per CII Warrant Share for each dollar of indebtedness and royalty liquidated. The number of CII Shares and CII Warrants to be issued will be determined as of the date of conversion.

As part of its agreement with CII the Company must agree to extend the Connecticut Presence Requirements to a term ending ten years from the date of closing. In the event the Company violates the Connecticut Presence Requirements, CII can (a) demand immediate payment of the balance of the Royalty Threshold; and (b) require the Company to repurchase its Company Securities. The security interest previously granted to CII in the intellectual property relating to HelpMate in the North and South American markets will be extended so that it also secures the Company's obligations to make the royalty payments under the Development Agreement. In addition, a representative of CII would continue to have the right to attend meetings of the Company's board of directors so long as CII owns shares of the Company's stock and the Company has any outstanding obligations under the Development Agreement.

Other Relationships

The Company currently employs Mr. Engelberger's brother, John Engelberger, as a part-time Senior Sales Executive. Under the terms of John Engelberger's employment agreement, he is currently entitled a commission of $5,000 per robotic courier system that he sells or rents and is successfully installed. He is also eligible to participate in the Company's regular bonus plans and fringe benefit programs. Total compensation paid to John Engelberger for the years ended December 31, 1997 and 1996 was $47,534 and $79,000, respectively.

The Company also employs Mr. Engelberger's daughter, Gay Engelberger, as the Director of Marketing. Ms. Engelberger receives an annual salary of $70,000 and is eligible to participate in the Company's regular bonus plans and fringe benefit programs.

Proposal 1. Election of Directors

The Board of Directors recommends a vote FOR the election of directors which is designated as proposal No. 1 on the enclosed proxy card.

At the meeting five directors are to be elected to serve for a term to expire at the 1999 Annual Meeting of the Shareholders. The nominees for these positions are: Joseph F. Engelberger, Thomas K. Sweeny, Joseph G. Cote, Theodore Sall, and Sheldon Sandler. The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If one or more of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate. The nominees for the these positions are as follows:

Name                                 Age       Position with Company
----                                 ---       ---------------------

Joseph F. Engelberger                72        Chairman and Director

Thomas K. Sweeny                     60        President, Chief Executive
                                               Officer, Treasurer and Director

Joseph G. Cote                       56        Director

Theodore Sall                        71        Director

Sheldon Sandler                      53        Director

Mr. Engelberger co-founded the Company in 1984 and has served as a Director and the Chairman since that time. Prior to that, Mr. Engelberger founded and served as the first president of Unimation, Inc., the first industrial robotics company, which was acquired by Westinghouse Electric Corporation. He also founded and was the first president of Consolidated Controls Corporation, which was ultimately acquired by Eaton Corporation. Mr. Engelberger has written extensively on the subjects of instrumentation and robotics. Mr. Engelberger is the father of Gay Engelberger, the Company's director of marketing. Mr. Engelberger formerly served as a director of Anderson Group, Inc. and currently serves as a director of EDO Corporation.

Mr. Sweeny, a director of the Company since 1987, joined its management team in February 1995. From 1987 to February, 1995, Mr. Sweeny had been a partner and a managing director at Landmark Ventures Inc., a venture capital firm and, through an affiliate, one of the original investors in the Company. While at Landmark, Mr. Sweeny served as a director of eleven companies, including Infodex, Inc. and Nova Technologies, Inc., and acted in the capacity of CEO for Vortech Data Systems, Inc. and occupied the office of the president at Metallon Engineered Materials, Inc. From 1986 to 1987, Mr. Sweeny was employed by the Holley Division of Coltec Industries as Vice President of Joint Ventures and Acquisitions and later as Vice President of Engineering. From 1981 until 1986 he was employed by the Diesel Systems Division of United Technologies Corporation. He is also a past Chairman and past President of the Connecticut Venture Group and the founder and first Chairman of the Connecticut Venture Fair.

Mr. Cote has been a Director of the Company since August 1997. Mr. Cote is currently co-president and chief operating officer of Prospect Street Ventures, a position he has held since 1989.

Dr. Sall has been a director of the Company since March 1996. He currently is a Professor Emeritus at Ramapo College of New Jersey. Prior to holding this position, Dr. Sall was an Adjunct Professor of Clinical Medicine at the University of Medicine and Dentistry, New Jersey School of Nursing from 1991 to July 1995. Dr. Sall is also a Director of International Vitamin Corporation and Fluro Scan Inc.

Mr. Sandler has been a director of the Company since March 1996. He has been the Managing Director of Corporate Finance for Ladenburg Thalmann & Co., Inc., an investment banking firm located in New York City since 1991. Prior to joining Ladenburg, Mr. Sandler was the Managing Partner of two investment firms, Carnegie Securities and Sandler, Trench & Co., both located in Princeton, New Jersey. Mr. Sandler was also a chief examiner at the Securities and Exchange Commission.

Board of Directors - General. The Board of Directors held four meetings in 1997. All of the current directors attended at least 75% of the meetings of the board and the respective committees of the Board of which they were a member during 1997 with the exception of Mr. Barry, who did not attend three Board meetings. In May, 1997 the Board of Directors voted to reduce the size of the Board of Directors from 8 to 5 members. The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee.

Audit Committee. The Audit Committee, which met once in 1997, consists of two directors of the Company, all of whom are independent. The Audit Committee is responsible for the engagement of the Company's independent auditors and reviews with them the scope and timing of their audit services and any other services which they are asked to perform, their report on the Company's accounts following completion of the audit and the Company's policies and procedures with respect to internal accounting and financial control. The board of directors has appointed Messrs. Sall and Sandler as the members of the Audit Committee.

Compensation Committee. The Compensation Committee, which met three times in 1997, is responsible for making recommendations to the board of directors with respect to compensation and benefit levels of executive officers of the Company. The board has appointed Mr. Sall as the members of the Compensation Committee. There is currently a vacancy on this committee.

Stock Option Committee. The Stock Option Committee is responsible for administering the Company's 1984, 1988 and 1995 Stock Option Plans. The board has appointed Messrs. Cote and Sall to the Stock Option Committee.

Compensation. The Company does not pay any additional remuneration to employees serving as directors nor does it pay any such remuneration to non-employee directors. Directors' out-of-pocket expenses are not reimbursed by the Company.

Compliance with Section 16(a) of the Exchange Act. Mr. Engelberger did not file reports as required by Section 16(a) of the Exchange Act ("Section 16 Reports") by (a) February 15, 1998 with respect to the grant by the Company of options to purchase 30,000 shares of common stock at an exercise price of $1.31 per share granted on March 7, 1997 and of options to purchase 25,000 shares of common stock at an exercise price of $.20 per share granted on May 20, 1997; and (b) by May 10, 1998 with respect to the conversion of a promissory note from the Company into 534,552 shares of Common Stock and his acquisition of warrants to purchase 176,402 shares of Common Stock at an exercise price of $.33 per share in April 1998. Mr. Sweeny did not file Section 16 Reports by February 15, 1998 with respect to the grant by the Company of options to purchase 30,000 shares of common stock at an exercise price of $1.31 per share granted on March 7, 1997 and of options to purchase, 28,125 shares of common stock at an exercise price of $.20 per share granted on May 20, 1997. The foregoing Section 16 Reports were filed May 20, 1998.

Executive Compensation

The following table sets forth certain information regarding compensation awarded to, earned by, or paid to the Company's chief executive officer and each other executive officer and employee whose salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000.

                                                           Securities Underlying
  Name and Position           Fiscal Year     Salary              Options
  -----------------           -----------     ------              -------

Joseph F. Engelberger            1997        $100,000              55,000
Chairman of the Board
                                 1996         100,000                   0

                                 1995         113,333              32,345

Thomas K. Sweeny                 1997        $150,000              58,125
President/Chief
Executive Officer                1996        $150,000                   0

                                 1995         $37,500              24,680

Fred Cordano                     1997         103,000              22,745
Director of
Manufacturing                    1996         101,750                   0

                                 1995          98,000                 805

The Company has entered into employment agreements with Messrs. Engelberger and Sweeny. Each of these agreements contains noncompetition, nondisclosure and noninterference provisions.

Mr. Engelberger's employment agreement initially runs until December 31, 1998 and is automatically renewable from year to year thereafter. Mr. Engelberger is employed at fifty percent of normal working hours and, effective April 1, 1998, receives an annual salary of $75,000. After the initial term, the agreement may be terminated by Mr. Engelberger at any time and by the Company with at least twelve months prior notice. If the Company provides less than twelve months notice, it must continue to compensate Mr. Engelberger through the twelve-month period.

Mr. Sweeny's employment agreement initially runs until December 31, 1998 and is automatically renewable from year to year thereafter. His annual base salary under the agreement is $150,000, and he is eligible for performance bonuses in amounts determined by the board of directors in its sole discretion. The agreement may be terminated by the Company for cause at any time with thirty days prior notice; after December 31, 1998, either party may terminate the agreement without cause with thirty days prior notice, provided, however, that if the Company terminates the agreement without cause, Mr. Sweeny is entitled to continue receiving his salary for a period of twelve months.

The following table sets forth information on the exercise of stock options and warrants issued to individuals named in the executive compensation table.

                                Shares Acquired               Number of Securities
                                Upon Exercise of             Underlying Unexercised           Value of Unexercised in the
                                Options During                     Options at                       money Options at
                                  Fiscal 1997                   December 31, 1997                   December 31, 1997
                                  -----------                   -----------------                  ------------------
                             Number         Value        Exercisable     Unexerciseable      Exercisable    Unexerciseable
                             ------         -----        -----------     --------------      -----------    --------------
Joseph F. Engelberger           0            $0            44,329            33,949            $13,058             0
Thomas K. Sweeny                0            $0            37,997            44,808            $11,476             0
Fred Cordano                    0            $0            23,659            15,000             $3,848             0

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1.

Proposal 2. Appointment of Auditors

The Board of Directors recommends a vote FOR the ratification of the appointment of auditors which is designated as proposal No. 2 on the enclosed proxy card.

On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed Arthur Andersen LLP as auditors for the fiscal year ended December 31, 1997, subject to ratification by Shareholders. Arthur Andersen LLP was engaged in 1998 and audited the Company's financial statements for the year ended December 31, 1997. Representatives of Arthur Anderson LLP are expected to attend the 1998 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the Shareholders. If the foregoing proposal is not approved at the meeting, or if prior to the 1999 Annual Meeting, Arthur Andersen LLP shall decline to act or otherwise become incapable of acting, or if its engagement shall otherwise be discontinued by the Board of Directors, then in any such case, the Board of Directors will appoint other independent auditors whose engagement for any period subsequent to the 1998 Annual Meeting will be subject to ratification by the Shareholders at the 1999 Annual Meeting.

In order to reduce its auditing expenses, on January 21, 1998, the Company appointed Arthur Andersen LLP as auditors for the fiscal year ended December 31, 1997 and terminated the appointment of Ernst & Young LLP as its auditors for that year. Ernst & Young LLP had audited the Company's financial statements since 1985.The reports of Ernst & Young on the financial statements of the Company as of December 31, 1996 and 1995 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two years ended December 31, 1996 and in the subsequent interim period, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Ernst &Young would have caused it to make reference to the subject matter of the disagreement in their reports. The decision to change accountants was ratified by the Audit Committee and by the Board of Directors in May 1998.

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 3. Approval of Amendment to the Amended and Restated 1995 Stock Option Plan

The Board of Directors recommends a vote FOR the approval of the amendment to the Amended and Restated 1995 Stock Option Plan which is designated as proposal No. 3 on the enclosed proxy card.

Purpose. The Company is proposing to amend the Company's existing 1995 Amended and Restated Stock Option Plan (the "Plan") in order to increase the number of shares of Common Stock for which options may be granted under the Plan for 500,000 to 700,000 shares. The Plan provides for the grant to eligible employees of options which qualify as incentive stock options under Section 422A of the Internal Revenue Code ("ISO's") and for the grant of options which are not so qualified ("Nonqualified Options") to employees and eligible directors of the Company.

The Plan is designed to promote the interests of the Company and its shareholders by providing eligible employees and eligible directors with incentives to enable the Company to attract and retain qualified personnel and directors. The Board of Directors believes that the Plan will further the long-term growth of the Company by providing incentives and rewards to those employees and directors of the Company who are in positions to contribute significantly to the achievement and growth of the Company. Currently, the Plan authorizes the granting of options to purchase up to 500,000 shares of Common Stock and such shares have been reserved for issuance by the Company. Of those shares, 400,874 are currently subject to outstanding options. The Board believes that additional shares must be made available for grants under the Plan in order to achieve the Plan's purposes. Accordingly the Board has approved, subject to the approval of the Shareholders at the Annual Meeting, an amendment to the Plan to increase the number of shares of Common Stock for which options may be granted under the Plan from 500,000 to 700,000 shares. The Board of Directors urges Shareholders to vote FOR this proposal, and proxies will be so voted unless a Shareholder specifies otherwise. The affirmative vote of a majority of shares voting on the matter will be necessary to approve this proposal

Description of the Plan. The principal provisions of the Plan are summarized below. Under the Plan, the Board of Directors may grant ISO's to employees of the Company who have demonstrated significant potential to contribute to the successful performance of the Company. The Board may also grant Nonqualified Options to eligible directors and employees. The Plan is administered by the Board which determines which of the eligible employees and eligible directors will receive options, the number of shares which may be purchased under each option, and, subject to the Plan's provisions, the duration and exercise price of such options.

The purchase price for shares subject to ISO's must not be less than 100% of the fair market value of the Common Stock on the date the option is granted, and not less than 110% of the fair market value, if the option is granted to a person ("Ten Percent Holder") owning stock possessing more than 10% of the total combined voting power of the stock of the Company. The purchase price for shares subject to Nonqualified Options will be the price established by the Board at the time of the grant. In the case of ISO's, the aggregate fair market value of stock for which incentive stock options may be granted during any calendar year to any employee under the Plan and any other incentive stock option plan maintained by the Company is $100,000, plus certain carryover amounts from prior years.

One-fifth of the total number of shares covered by options granted to employees shall vest upon the employee's completion of one year of continuous service with the Company after the grant of the options; thereafter, an additional one-fifth of the total number of shares covered by the options shall vest upon such employee's completion of two, three, four and five years of continuous service to the Company. Nonqualified Options granted to eligible directors fully vest upon the completion of one-year of continuous service as a director, provided however, that such options will vest immediately upon the death of such director. The Board has the discretion to provide for a different vesting schedule for options.

No option under the Plan is exercisable after the expiration of ten years from the date of grant or after five years from the date of grant if such grant is to a Ten Percent Holder. In addition, an employee's options will terminate, at the option of the Board, thirty days from the date on which the employee terminates employment with the Company, unless the termination is due to the employee's (i) death, (ii) disability (as defined in the Plan), or (iii) normal retirement (as defined in the Plan). In the event of a termination pursuant to clause (i), the executors, administrators, legatees or distributees of the grantee's estate shall have the right to exercise the option for a period of one year (but not beyond their stated term). In the event of a termination pursuant to clauses
(ii) or (iii), ISO's may only be exercised during the 90 days following the termination (but not beyond their stated term). Moreover, an employee's options will terminate immediately if the reason the optionee ceases to be employed is
(i) optionee's termination "for cause" pursuant to any written employment agreement or, (ii) absent such agreement, determined by the Committee to be directly attributable to the optionee's commission of fraud, dishonesty, negligence or malfeasance in connection with the optionee's duties to the Company. Finally, a director's options will automatically terminate if the director is removed as a director by the shareholders "for cause."

Options are exercisable by giving written notice to the Company, in the form specified by the Company, stating the number of shares as to which the option is being exercised. The option price must be paid in cash, by the delivery of shares of common stock having a fair market value equal to the exercise price, by delivery of instructions to the Company to withhold from the shares which would otherwise be deliverable upon such exercise that number of shares issuable upon such exercise whose fair market value less exercise price is equal to the option exercise price of the shares to be delivered to the grantee, or any combination of the foregoing.

Options are not transferable other than by will or by the laws of descent and distribution and during a grantee's lifetime shall be exercisable only by the grantee.

The Plan provides that the Board of Directors may amend or terminate the Plan in any respect except that, without further approval of the shareholders, the Board of Directors may not increase the number of shares that may be issued under the Plan or change the eligibility of employees (or the class of employees) to whom ISO's may be granted. The Board may, at the request of an optionee, take such action as may be necessary to convert the optionee's unexercised ISO's into Nonqualified Options. In the event of a dissolution or liquidation of the Company or, generally, of certain mergers or reorganizations of the Company, then, at the discretion of the Board of Directors and as permitted by law, (a) any surviving corporation will assume any options outstanding under the Plan or will substitute similar options for those outstanding under the Plan, (b) the time during which options may be exercised shall be accelerated and the options terminated if not exercised prior to such event or (c) options shall continue in full force and effect.

The grant of an ISO has no immediate tax consequences to the Company or to the employee. A holder of shares purchased pursuant to the exercise of an ISO realizes no taxable income at the time of exercise although the amount by which the fair market value at the time of exercise exceeds the option price would be an item of "tax preference" for purposes of computing the alternative minimum tax on individuals. If the employee holds the shares for at least two years from the date of the grant of the ISO and at least one year from the date of exercise, he will realize taxable long-term capital gain or long-term capital loss upon a subsequent sale of the shares at a price different from the option price. If these holding period requirements are not met, the optionee will recognize ordinary income at the time of sale equal to
(i) the lower of the net proceeds at the time of sale or the fair market value of the stock at the time of exercise less (ii) the exercise price. Any gain in excess of the amount so calculated will be long-or short-term, depending on the length of time the stock was held. The Company will not receive any deduction for federal income tax purposes with respect to ISO's except when, and to the extent that, an optionee recognizes ordinary income.

The recipient of a Nonqualified Option should not realize any income at the time of grant. Upon exercise of the option, the excess of the fair market value of the shares on the date of exercise over the option price will be taxable as ordinary income to the recipient. When the shares acquired by exercise of a Nonqualified Option are sold, the difference between the price received for the shares and the fair market value of such shares at the date of exercise will be treated as long- or short-term capital gain or loss, depending on the holding period of the stock. The Company will generally be allowed a deduction for federal income tax purposes when, and to the extent, an optionee recognizes ordinary income.

Under certain circumstances, Section 162(m) of the Internal Revenue Code restricts the Company's deduction for compensation in excess of $1,000,000 for certain specified employees. In addition, the Company will be required to follow applicable federal and state withholding and reporting requirements with regard to any amount included in the optionee's income.

The following table sets forth the number of options to purchase shares of Common Stock which have been granted and are outstanding under the Plan through May 12, 1998 to the persons listed on the executive compensation table above, to all current directors who are not executive officers, and to all employees, other than executive officers, as a group.

Name or Group                                              Number of Options
-------------                                              -----------------
Joseph E. Engelberger                                      73,750

Thomas K. Sweeny                                           86,250

Fred Cordano                                               33,025

Joseph G. Cote                                             0

John F. Barry                                              0

Theodore Sall                                              10,000

Sheldon Sandler                                            10,000

All Employees, other than                                  187,849
Executive Officers, as a group

The 18 employees and 3 directors are eligible to options under the Plan. To date, options to purchase 400,874 shares of Common Stock have been granted and are outstanding under the Plan. On May 14, 1998, last sales price for the shares of Common Stock as reported on the Nasdaq Bulletin Board was $.21875

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.

Solicitation of Proxies

The cost of soliciting proxies for the 1998 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telecopier, telegram and telephone. The Company will use the services of American Stock Transfer & Trust Company to assist in soliciting proxies, and expects to pay a nominal fee for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesigned, may also request the return of proxies by telephone, telecopier, telegram or in person.

Shareholder Proposals

As more fully explained in the Company's Bylaws, shareholder proposals intended to be presented at and Annual Meeting, including proposals for the nomination of directors, removal of directors, amendments to the Company's Certificate of Incorporation or Bylaws or the repeal of a bylaw, must be received in writing by the Company's Secretary, no later than 50 days in advance of the annual meeting of shareholders, or, if fewer than 50 days notice or prior public disclosure of the meeting date is given or made by the Company, not later than the seventh day after which notice was mailed or such public disclosure was made.

Other Business

The Board does not intend to bring any matters before the Annual Meeting other than those set forth in the accompanying notice. The Board of Directors does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Prudence Shepard
Assistant Secretary
May 22, 1998

                                      PROXY

                             HELPMATE ROBOTICS INC.

                  Shelter Rock Lane, Danbury, Connecticut 06810

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Joseph F. Engelberger and Thomas K. Sweeny as proxies each with the power to appoint his or her substitute and hereby authorizes each of them to vote, as designated on the reverse side, all the shares of Common Stock of Helpmate Robotics Inc. held of record by the undersigned on May 6, 1998 at the Annual Meeting of Shareholders to be held on June 18, 1998, or any adjournment or postponement thereof.

                         (To be Signed on Reverse Side)

1.    Election of Directors

      _____ FOR all nominees listed at right (except as marked to the contrary below)

      _____    WITHHOLD AUTHORITY to vote for  Nominees:  Joseph F. Engelberger
               all nominees listed at right.              Thomas K. Sweeny
                                                          Joseph G. Cole
                                                          Theodore Sall
                                                          Sheldon Sandler

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)

2. Proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors of HelpMate Robotics Inc.

3.    Approval of the amendment to the Amended and Restated 1995 Stock Option
      Plan.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.


Signature:
          ----------------------------------------------------------------------
Dated:                                            (Signature if held jointly)
                                                   Dated:

Note: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator,, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.